Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	State of Organization
SelectQuote Insurance Services	California
Tiburon Insurance Services, LLC	California
SelectQuote Auto & Home Insurance Services, LLC	Delaware
SelectRx KS, LLC	Delaware
Inside Response, LLC	Kansas
SelectQuote Ventures, Inc.	Delaware
Population Health, Inc.	Delaware
Express Med Pharmaceuticals, Inc., dba SelectRx PA	Pennsylvania
Simple Meds, LLC, dba SelectRx IN	Nebraska
SQ ABS Issuer, LLC	Delaware
SQ AgentCo Insurance Services II, LLC	Delaware
SelectQuote Local Insurance Services, LLC	Delaware